Exhibit 11

                  Consent of Deloitte & Touche LLP
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  CONSENT OF INDEPENDENT AUDITORS

  The Rushmore Fund, Inc.


  We consent to the incorporation by reference in this Post-Effective Amendment No. 19 to Registration Statement Nos. 2-99388 and 811-4369 of our reports dated September 29, 1995 appearing in the Annual Reports of The Rushmore Fund, Inc. Money Market, U.S. Government Intermediate-Term Securities and U.S. Government Long-Term Securities Portfolios and The Rushmore Fund, Inc. NOVA Portfolio for the year ended August 31, 1995, and to the reference to us under the caption "Financial Highlights" appearing in the Prospectus, which is also a part of such Registration Statement.


  /s/Deloitte & Touche LLP
  Washington, D.C.
  December 28, 1995
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